EXHIBIT 99.1
Airspan Networks Announces Results for the First Quarter of 2006

WiMAX rollout begins in Asia and Western Europe

BOCA RATON, Fla.—May 10, 2006 - Airspan Networks Inc. (Nasdaq: AIRN), a leading worldwide provider of WiMAX and Wi-Fi based broadband wireless access networks, and carrier class Voice-over-Internet protocol (VoIP) solutions, today announced first quarter financial results for the period ending April 2, 2006. The Company reported record first quarter revenues of $23.8 million, up 7% versus the first quarter of 2005. The net loss attributable to common stockholders for the first quarter was $(0.21) per share versus a loss of $(0.08) per share in the first quarter 2005.

First Quarter Business Highlights

WiMAX

•
Shipped more than $5.5 million to Yozan Inc for Japan’s first WiMAX network. All revenues under the Yozan supply agreements have been deferred pending establishment of fair values in accordance with generally accepted accounting principles for the recently-announced USB Tri-band WiMAX device development agreement.

•
More than $5 million of orders were received from a Western European operator. In the quarter, we delivered more than $1 million of product under these orders and we booked the corresponding amount of revenues. We expect to deliver the balance of the orders by the end of June 2006.

•
Introduction of the flagship MicroMAX-SOC product, which is a low-cost, high-performance WiMAX base station packaged in the existing WipLL housing. Several significant orders for this product were placed by large operators in Latin America, North America and Asia. The MicroMAX-SOC is optimized for applications where a smaller base station meets deployment requirements, such as T1/E1 replacement, in-fill for coverage holes in DSL and cable networks, Enterprise solutions and Public Safety applications.

•	Successful completion of Wave 1 FDD WiMAX Forum Certification of the MacroMAX base station, and “EasyST” indoor and “ProST” outdoor WiMAX customer devices.

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WipLL

•	Strength continued, particularly in North America, where we experienced more than 50% revenue growth year over year through sales by our seven systems integrators.

•	Award of a $10 million expansion contract from Tulip India. Deliveries commenced in the first quarter, and we expect to ship more than $3 million of products under the contract in the second quarter.

•	Significant expansion orders from existing WipLL customers in Colombia and Eastern Europe.

Proximity

•
Axtel continued to take shipments and placed new orders running into the third quarter, as lines in service at the end of the first quarter of 2006 exceeded 648,000, up from 490,000 at the end of the same period in 2005.

AS Net

•	First full quarter of shipments to over 30 customers worldwide. Strong interest from European and North American customers for these leading-edge 802.11 products.

Financial Results

First quarter revenue of $23.8 million was 7% higher than the $22.2 million recorded in the first quarter of 2005. The Company recorded a gross profit of $6.4 million in the quarter, and gross profit as a percentage of revenue (the “gross profit margin”) of 27%. This compares to a gross profit of $6.9 million and a gross profit margin of 31%, for the first quarter of 2005.

The Company was required to defer all revenues for deliveries under the Yozan supply agreements because of issues related to the establishment of fair values in accordance with generally accepted accounting principles for the USB Tri-band WiMAX device agreement. Strong revenue growth in WipLL and WiMAX, and the introduction of our AS.Tone and AS.NET products in the revenue mix, more than offset the year-over-year decline in Proximity revenues. The decrease in gross profit percentage was due to a number of factors, including lower margins on our Proximity products, the costs associated with the introduction and production ramp up of new WiMAX products, higher freight costs throughout the business, and higher warranty provisions required as the result of new product introductions. These factors were partially offset by above-average margins from our new AS.NET and AS.TONE products.

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The Company’s first quarter 2006 operating expenses of $15.2 million were up $4.7 million from the first quarter 2005. Net loss for the first quarter of 2006 was $(8.5) million, or $(0.21) per share, compared to a net loss of ($2.9) million, or $(0.08) per share, in the first quarter of 2005.

The year-over-year increase in operating expenses was due to a number of factors, in particular the increased investment in WiMAX development, new product introduction and product marketing plans, the inclusion in the first quarter 2006 of a full quarter of costs associated with ArelNet and Radionet employees, and stock option costs required under new accounting standards. We also experienced an increase in audit, legal and professional expenditures, including costs related to internal control improvements, compliance with Sarbanes Oxley and costs associated with the completion of the 2005 year-end audit during the first quarter of 2006.

The Company’s reported cash balance, including restricted cash and short term investments, at the end of the first quarter stood at $37.9 million. Net inventory increased by $4.1 million, reflecting the build up of inventories in anticipation of large shipments in the second quarter and then revenues deferred for Yozan.

“The first quarter of 2006 was a period of important new product introductions for the company,” said Eric Stonestrom, Airspan’s president and chief executive officer. “The deferral of significant revenues has considerably skewed our results. During the quarter, we delivered the first significant quantities of WiMAX products to more than 30 operators. The introduction of new products to the market results in high start-up costs, and this has been reflected in our margins and operating costs in the first quarter. The rapid growth in WiMAX volumes shipped as well as the growing order book shows that we have a great product set and that we are now firmly established as leaders in the Broadband Wireless field. We plan to build on this position through the rest of the year, delivering even larger volumes to more customers.”

“Despite our inability to book all revenues associated with deliveries, we are pleased with the level of shipments in the quarter,” said Peter Aronstam, chief financial officer. “It gives us a solid start to what should be a record year of revenues. We expect operating expenses to stabilize over the year as we implement new cost containment programs and complete the new WiMAX product launches in the first half.”

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Outlook

Mr. Stonestrom confirmed that the Company expects shipments for the second quarter to be in the range of $38 to $39 million. Approximately $15 million of revenues will depend on resolution of the fair value issues associated with Yozan. While operating expenses will remain at the first quarter’s level through the second quarter, we expect to reduce our operating loss considerably in the second quarter..

Investor Conference

The Company has scheduled an investor conference call for 5 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is (866) 802-4324; the international access dial-in number is (703) 639-1321. Reference the Airspan Networks quarterly conference call.

Investors may register for the live webcast of the conference call under the ‘financial calendar’ tab of the Investors section of the Airspan Web site at http://www.airspan.com or at http://www.visualwebcaster.com/event.asp?id=33808&regd=n.

For those who cannot listen to the live broadcast, an audio replay of the call will be available under the ‘audio archives’ tab of the Investor Relations section the Airspan Web site. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 1-703-925-2533. Please use access code 895909.

About Airspan Networks Inc.

Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the new WiMAX 802.16-2004 standard, and software upgradeability to 802.16e from the time the WiMAX products are introduced. Airspan is on the Board and a founder member of the WiMAX Forum. Through its newly acquired Radionet division, the company also offers 802.11-based metrozone networks and applications for various enterprise vertical markets. The Company has deployments with more than 350 operators in more than 100 countries. Airspan’s wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan’s new AS.Tone VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. AS.Tone’s design provides customers; carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

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More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words “targets”, "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) a loss of any of our key customers; and (vi) our ability to retain Axtel, Mexico, and Yozan, Japan, as our largest customers. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 31 December, 2005. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment and Media Inquiries, contact:
Peter Aronstam
Senior Vice President & Chief Financial Officer
Airspan Networks, Inc.
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com

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Airspan Networks Inc
Consolidated Balance Sheets
(in thousands)
	December 31, 2005	April 2, 2006
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$44,140	$23,691
Restricted cash	2,290	6,135
Short term investments	6,020	8,088
Accounts receivable	24,348	19,911
Unbilled accounts receivable	273	501
Inventory	16,850	22,529
Prepaid expenses and other current assets	3,722	8,164
Total Current Assets	97,643	89,019
Property, plant and equipment, net	5,268	5,612
Goodwill, net	10,231	10,231
Intangible assets, net	3,865	3,590
Other non-current assets	3,445	3,447
Total Assets	$120,452	$111,899
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$24,678	$18,358
Accrued taxes	1,156	648
Deferred revenue	1,514	5,608
Customer Advances	13,935	15,637
Other accrued expenses	13,113	12,967
Current portion of long-term debt	96	-
Total Current Liabilities	54,492	53,218
Non Current Liabilities
Other long-term debt	1,296	1,426
Accrued interest on long-term debt	53	101
Total Non Current Liabilities	1,349	1,527
Stockholders' Equity
Preferred Stock	-	-
Com m on stock	12	12
Note receivable - stockholder	(87)	(87)
Additional paid in capital	267,426	268,126
Other comprehensive income	(130)	-
Accumulated deficit	(202,610)	(210,897)
Total Stockholders' Equity	64,611	57,154

Total Liabilities and Stockholders' Equity	$120,452	$111,899

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Airspan Networks Inc
Consolidated Statements of Income
(in thousands except for share and per share data)

	Three months ended
	April 3, 2005	April 2, 2006
	(unaudited)
Revenue	$22,218	$23,800
Cost of revenue	(15,362)	(17,362)
Gross profit	6,856	6,438
Operating expenses:
Research and development	4,598	6,110
Sales and marketing	2,572	4,505
Bad debt provision	316	536
General and administration	2,827	3,762
Amortization of intangibles	128	275
Total operating expenses	10,441	15,188
Loss from operations	(3,585)	(8,750)
Net interest and other income	676	179
Loss before tax	(2,909)	(8,571)
Income tax charge / (credit)	-	(284)
Net loss	(2,909)	(8,287)
Net loss per share - basic	$(0.08)	$(0.21)
Weighted average shares outstanding - basic and diluted	37,880,759	39,733,291